Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common shares, par value $1.00 per share, of Blue Capital Reinsurance Holdings Ltd. and that this agreement may be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein, provided, however, that no party is responsible for the accuracy or completeness of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

SIGNATURE

IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 12th day of November 2013.

MONTPELIER REINSURANCE LTD.
By:	/s/ Christopher L. Harris
Name: Christopher L. Harris
Title: Chief Executive Officer

MONTPELIER RE HOLDINGS LTD.
By:	/s/ Jonathan B. Kim
Name: Jonathan B. Kim
Title: General Counsel and Secretary